Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-212468 on Form F-10 of our reports dated March 24, 2016 relating to the consolidated financial statements of Pan American Silver Corp. and the effectiveness of Pan American Silver Corp.’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Pan American Silver Corp. for the year ended December 31, 2015 and to the reference to us under the heading “Interests of Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte LLP
Chartered Professional Accountants
Vancouver, Canada
July 21, 2016